UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant
To Section 13 or 15(d) of the
Securities Exchange Act of 1934

October 24, 2007
Date of report (Date of earliest event reported)

       TOOTSIE ROLL INDUSTRIES, INC.
(Exact Name of Registrant as Specified in Its charter)


        Virginia
(State or Other Jurisdiction of Incorporation)

        001-01361
(Commission File Number)

        22-1318955
(I.R.S. Employer Identification No.)

 7401 South Cicero Avenue, Chicago, Illinois  60629
(Address of Principal Executive Offices)   (Zip Code)

        773-838-3400
(Registrant's Telephone Number, Including Area Code)

        Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     [__]  Written communications pursuant to Rule 425 under the Securities Act
              (17 CFR 230.425)

     [__]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act
             (17 CFR 240.14a-12)

     [__] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [__] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))







ITEM 2.02.   RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

    On October 24, 2007, Tootsie Roll Industries, Inc. issued a press release (the "release") announcing its results of operations and financial condition for the third quarter ended September 29, 2007. A copy of the release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

    The information in the release and in this Item 2.02 is "furnished" and not "filed" for purposes of Section 18 of the Securities and Exchange Act of 1934, or otherwise subject to the liabilities of that section. Such information may only be incorporated by reference in another filing under the Securities Exchange Act of 1934 or the Securities Act of 1933 only if and to the extent such subsequent filing specifically references such information.




Item 9.01.	Financial Statements and Exhibits.

(c) The following exhibit is furnished with this report:

Exhibit 99.1 Press Release of Tootsie Roll Industries, Inc., dated October 24, 2007.




SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the under-signed thereunto duly authorized.


October 24, 2007                 TOOTSIE ROLL INDUSTRIES, INC.

                            By:  /S/G. HOWARD EMBER, JR.
                                 G. Howard Ember, Jr.
                                 Vice President Finance and
                                 Chief Financial Officer



EXHIBIT INDEX

Exhibit No.               Description

99.1   Press Release of Tootsie Roll Industries, Inc., dated October 24, 2007.









Tootsie Roll Industries, Inc.
7401 South Cicero Avenue
Chicago, IL  60629
Phone 773/838-3400
Fax   773/838-3534

Press Release

STOCK TRADED:  NYSE           FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR             Wednesday, October 24, 2007

CHICAGO, ILLINOIS - October 24, 2007 - Melvin J. Gordon, Chairman, Tootsie Roll Industries, Inc. reported third quarter and nine months 2007 sales and earnings.

Third quarter 2007 sales were $182,917,000 compared to $186,403,000 in third quarter 2006, a decrease of $3,486,000 or 2%. Third quarter 2007 net earnings were $23,432,000 compared to $28,969,000 in third quarter 2006, and earnings per share were $.43 and $.52 in third quarter 2007 and 2006, respectively, a decrease of $.09 per share or 17%.

Nine months 2007 sales were $377,732,000 compared to $385,169,000 in nine months 2006, a decrease of $7,437,000 or 2%. Nine months 2007 net earnings were $43,469,000 compared to $54,189,000 in nine months 2006, and earnings per share were $.79 and $.97 in nine months 2007 and 2006, respectively, a decrease of $.18 per share or 19%.

Mr. Gordon said, "Although third quarter 2007 reported sales were 2% behind third quarter 2006, the timing of shipments at the end of third quarter 2007 unfavorably impacted reported third quarter 2007 sales. Third quarter results were adversely affected by higher input costs relating to major ingredients, packaging materials, and products manufactured in Canada due to less favorable foreign exchange rates. Substantially all of the Company's principal ingredient costs were significantly higher in third quarter 2007 compared to the corresponding period in the prior year. Third quarter comparative results were also adversely affected by higher foreign taxes and resulting higher effective tax rate.

The nine months 2007 sales decline reflects the conclusion of a contract to manufacture product under a private label for a third party and a non-recurring sale of certain inventory to a new foreign distributor in the prior year first quarter 2006. Nine months 2007 results were adversely affected by lower sales and higher input costs, primarily relating to ingredients, as discussed above, as well as higher freight and distribution costs.

The Company has taken actions and implemented programs, including selected price increases as well as cost reduction programs, with the objective to recover some of these higher input costs. However, these actions have not allowed the Company to recover all of these increases in ingredient and other input costs in third quarter and nine months 2007.

The Company's per share earnings for third quarter and nine months 2007 did benefit from common stock purchases in the open market in 2006 and 2007 resulting in fewer shares outstanding."







                     TOOTSIE ROLL INDUSTRIES, INC.
                CONSOLIDATED SUMMARY OF SALES & EARNINGS
                        FOR THE PERIODS ENDED
               SEPTEMBER 29, 2007  &  SEPTEMBER 30, 2006

                                    THIRD QUARTER ENDED
                                    2007            2006

Net Sales                    $  182,917,000    $  186,403,000

Net Earnings                 $   23,432,000    $  28,969,000

Net Earnings per share             $ .43            $ .52

Average Shares Outstanding       54,920,000       55,630,000


                                     NINE MONTHS ENDED
                                    2007            2006

Net Sales                    $  377,732,000    $ 385,169,000

Net Earnings                 $   43,469,000    $  54,189,000

Net Earnings per share             $ .79            $ .97

Average Shares Outstanding       55,118,000       55,951,000

  Based on average shares outstanding adjusted for 3% stock dividends distributed April 12, 2007 and April 13, 2006.